Exhibit 99.1

NEWS RELEASE
For Immediate Release	Contact Information:
John Murray, +1-703.661.9006
john.murray@vastera.com

Vastera Appoints Two New Directors to the Board

Dulles, Va. – November 15, 2004 – Vastera, Inc. (Nasdaq: VAST), the worldwide leading provider of solutions for Global Trade Management (GTM), today announced that James A. Tholen  and David B. Wortman have joined the Board of Directors of Vastera.

James Tholen is Chief Financial Officer of Network Security Technologies, Inc. (NetSec), a leading provider of managed security services.  From 1998 to 2002, Tholen held a number of positions at CareerBuilder, Inc, including Chief Financial Officer, Chief Strategy Officer, and Director.  He has held senior executive positions at FTPSoftware, The Compucare Company, Legent Corporation, and Sterling Software, as well as having been a technology investment banker with Morgan Stanley & Co.  In addition to sitting on the Board of Directors of Vastera, Tholen is a director of SpectraLogic, Inc, a $50 million privately held manufacturer of high-end tape back up systems.

Dave Wortman recently joined Mezzia, Inc., a supplier of on-demand software to healthcare providers, as its President and Chief Executive Officer.  Prior to that, Mr. Wortman served as Chairman, President and Chief Executive Officer of Made2Manage Systems, Inc., a leader in comprehensive enterprise business systems for small and midsize manufacturers.  Prior to joining Made2Manage Systems, Wortman held a succession of senior executive positions with Pritsker Corporation, a computer software company he co-founded in 1973.  Wortman serves as a director of Walker Information, Inc., a technology-focused research firm specializing in stakeholder relationship measurement and management. He is also a director of various public service organizations that fostered the growth of the Indiana technology industry.

“Jim and Dave bring a wealth of relevant experience and expertise that will provide valuable perspective to our business.  I am pleased to have them both join our Board,” said Tim Davenport, President and CEO, Vastera.

About Vastera

Vastera is the worldwide leader in providing solutions for Global Trade Management (GTM).  Utilizing Vastera’s GTM solutions, clients realize significant reductions in costs to manage their global trade operations while improving compliance with government regulations and service levels to end customers.   Vastera’s GTM solutions include: TradeSphere (software), Trade Management Consulting (business process consulting), and Managed Services (business process outsourcing).  As the only publicly traded company focused exclusively on global trade, Vastera is headquartered in Dulles,

Virginia and has more than 650 professionals, in 14 countries.  With over 400 clients throughout the world, many of the world’s largest corporations utilize their GTM solutions.  For more information, please visit www.vastera.com.

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This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements in this press release that are not strictly historical are “forward looking” statements, which are subject to the many risks and uncertainties that exist in Vastera’s operations and business environment.  These risks and uncertainties may cause actual results to differ materially from the expected results and include, but are not limited to, Vastera’s limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, the ability to implement Vastera’s expansion plans successfully, risks related to the Internet, risks related to legal uncertainty and other risks which are set forth in more detail in Vastera’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as may be amended from time to time, as well as other reports and documents filed from time to time with the Securities and Exchange Commission.